Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between MEDNAX SERVICES, INC., a Florida corporation (“Employer”), and Dominic J. Andreano (“Employee”) effective as of September 27, 2020 (the “Effective Date”).

RECITALS

WHEREAS, Employer is presently engaged in “Employer’s Business” as defined on Exhibit A hereto;

WHEREAS, Employer desires to continue employing Employee and benefit from Employee’s contributions to Employer; and

WHEREAS, Employer and Employee previously entered in an Amended and Restated Employment Agreement dated February 13, 2020, as amended, which will be superseded in its entirety upon the execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment.

1.1 Employment and Term. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for an “Initial Term” commencing as of the Effective Date and continuing for a period of three (3) years, unless sooner terminated as hereinafter set forth. Thereafter, the employment of Employee hereunder shall automatically renew for successive one (1) year periods until terminated in accordance herewith. The Initial Term and any automatic renewals shall be referred to as the “Employment Period.”

1.2 Duties of Employee. As of the Effective Date and thereafter during the remaining Employment Period, Employee shall serve as Executive Vice President, General Counsel and Secretary of Employer and MEDNAX, Inc., a Florida corporation and the parent corporation of Employer (“MEDNAX”), and perform such duties as are customary to the position Employee holds or as may be assigned to Employee from time to time by the most senior executive officer of MEDNAX (“Employee’s Supervisor”) or the Board of Directors of MEDNAX (the “Board”) including, but not limited to, also serving as an officer and/or director, or equivalent, of subsidiaries and/or affiliates of MEDNAX; provided, that such duties as assigned shall be customary to Employee’s role as an executive officer of Employer and MEDNAX. Employee’s employment shall be full-time and, as such, Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer and MEDNAX. Employee shall perform Employee’s duties honestly, diligently, competently, in good faith and in the best interest of Employer and MEDNAX. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer and MEDNAX, and their respective subsidiaries and affiliates in accordance with this Section 1.2. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities have been approved by Employee’s Supervisor and do not interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.

1.3 Place of Performance. Employee shall be based at Employer’s offices located in Sunrise, Florida, except for required travel relating to Employer’s Business.

2. Base Salary and Performance Bonus.

2.1 Base Salary. Employer shall pay Employee during the Employment Period an annual salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”), payable in accordance with Employer’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly. Employee’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased in its discretion. After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.

2.2 Performance Bonus. Employee shall be eligible to receive a cash bonus (the “Performance Bonus”) for each year (or prorated with respect to any partial years of employment) during the Employment Period, provided that, except as otherwise provided herein, Employee has remained employed by Employer as of the end of the applicable year (or as of the end of the Employment Period for the final calendar year of the Employment Period). Employee’s target bonus opportunity for any particular year (“Target Bonus”) shall be one hundred percent (100%) of Base Salary. The amount of bonus payable to Employee for any particular year will be determined by the Compensation Committee, in its sole discretion, taking into account the performance of Employer and Employee for that particular year (or portion thereof). All such bonuses shall be paid no later than March 15th of the calendar year immediately following the calendar year in which it is earned. Notwithstanding the foregoing, the Performance Bonus with respect to the 2020 calendar year shall be paid at one hundred percent (100%) of Base Salary.

3. Benefits.

3.1 Expense Reimbursement. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee during the Employment Period on behalf of or in connection with Employer’s Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time, including reimbursement for appropriate professional organizations. Employee shall account for such expenses and submit reasonable supporting documentation in accordance with Employer’s policies in effect from time to time.

3.2 Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, retirement savings and other fringe benefit plans and programs (subject to the terms and conditions of such plans and programs) as may be provided from time to time to employees of Employer and to the extent that such plans and programs are applicable to other similarly situated employees of Employer.

3.3 Leave Time. During the Employment Period, Employee shall be entitled to paid vacation and leave days each calendar year in accordance with the leave policies established by Employer from time to time. Any leave time not used during each fiscal year of Employer may be carried over into the next year to the extent permitted by Employer policy.

3.4 Equity Plans. During the Employment Period, the Chief Executive Officer of MEDNAX shall recommend to the Compensation Committee that Employee receive, on an annual basis following the Effective Date, and at the same time as other executive officers of Employer, grants of awards (each an “Equity Award”) pursuant to MEDNAX’s Amended and Restated 2008 Incentive Compensation Plan, as amended (the “2008 Plan”), or any other similar plan adopted by MEDNAX (together with the 2008 Plan, each an “Equity Plan”), with a grant value determined by the Compensation Committee in the same manner as for other executive officers of Employer. Every Equity Award made to Employee shall be subject to the terms and conditions of this Agreement and the terms of the applicable Equity Plan, and shall be made subject to an award agreement that is consistent with terms applicable to other executive officers of Employer. Notwithstanding any contrary provision in this Agreement or any Equity Plan then maintained by MEDNAX, if Employee remains continuously employed with Employer through the date of a Change in Control (as defined in the Equity Plan pursuant to which the Equity Award is issued), then upon such Change in Control (i) all time-based Equity Awards granted to Employee by MEDNAX shall immediately become fully vested, non-forfeitable and, if applicable, exercisable and (ii) all performance-based Equity Awards for which the applicable performance condition has been met at the time of such Change in Control shall immediately become fully vested, non-forfeitable and, if applicable, exercisable. For purposes of clarification, the vesting of any performance-based Equity Awards for which the performance condition has not been met at the time of such Change in Control shall not be accelerated or otherwise modified pursuant to this Section 3.4 but such Equity Awards may nonetheless be accelerated or otherwise modified as determined by the Company under the terms of the Equity Plan.

4. Termination; Compensation and Benefits Upon Termination.

4.1 Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause (as defined below). The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause. If Employee’s employment is terminated for Cause, Employer shall pay (i) Employee’s Base Salary through the termination date at the rate in effect at the termination date, (ii) reimbursement for reasonable business expenses incurred prior to the termination date, subject to Employer policy and the provisions of Section 3.1 hereof, and (iii) any other benefits that are vested benefits under applicable Employer benefit plans or that are required by applicable law (the foregoing clauses (i)-(iii), the “Accrued Obligations”).

4.2 Disability. Employer may terminate Employee’s employment under this Agreement upon the Disability (as defined below) of Employee. The termination date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee. In the event of Employee’s Disability, (i) Employee shall continue to receive Employee’s Base Salary for ninety (90) days under the Company’s short term disability policy, which may be amended or modified in the Company’s discretion upon written notice to Employee (the “Initial Disability Period”), and (ii) following such Initial Disability Period, if Employee’s Disability continues, the Company may terminate Employee’s employment immediately upon written notice. If Employee’s employment is terminated in connection with Employee’s Disability, in addition to the Accrued Obligations and subject to and conditioned on Employee’s compliance with the terms of Section 5 hereof, Employee shall be eligible to receive (A) a bonus with respect to Employer’s fiscal year in which the termination date occurs, equal to Employee’s minimum Target Bonus for the year of termination, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty five (365) (a “Pro-Rated Bonus”) payable within thirty (30) days of the termination date; and (B) all time-based Equity Awards granted to Employee by MEDNAX prior to termination of Employee’s employment shall immediately become fully vested, non-forfeitable and, if applicable, exercisable, and all performance-based shares awards shall remain outstanding and shall vest based upon actual performance determined at the end of the applicable performance period (the “Equity Acceleration”).

4.3 Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee’s estate. The date of Employee’s death shall be the termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.3. Upon Employee’s death during the Employment Period, Employer shall pay or provide to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee’s estate (i) the Accrued Obligations; (ii) a Pro-Rated Bonus; and (iii) the Equity Acceleration.

4.4 Termination by Employer Without Cause. Employer may terminate Employee’s employment under this Agreement without Cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which may be up to ninety (90) days from the date of such notice. Upon any termination of Employee’s employment without Cause pursuant to this Section 4.4, in addition to the Accrued Obligations and subject to and conditioned on Employee’s compliance with the terms of Section 5 hereof, Employee shall be eligible to receive: (i) a Pro-Rated Bonus; (ii) severance payments equivalent to Employee’s monthly Base Salary for a period of twenty-four (24) months after the termination date (the “Severance Period”), payable in installments in Employer’s normal payroll; (iii) continuation of health, medical, hospitalization and other similar health insurance programs on the same basis as regular, full-time employees of Employer and their eligible dependents during the Severance Period (or, at Employer’s option, Employer may provide health insurance to Employee and Employee’s eligible dependents through an insurance carrier(s) selected by Employer in lieu of providing the foregoing coverage, provided the coverage afforded by such insurance is substantially comparable to the foregoing coverage, and Employee shall pay the cost of such insurance up to the amount that would have been paid by Employee under the foregoing coverage and Employer shall pay the excess cost, if any); and (iv) an amount equal to the greater of (A) 1.5 times Employee’s Average Annual Performance Bonus (as defined below) or (B) 1.5 times Employee’s Target Bonus amount, payable within thirty (90) days of the termination date.

4.5 Termination by Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement without Good Reason (as defined below) upon not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, accelerate the effective date of Employee’s termination of employment at any time in advance of the expiration of such ninety (90) day period (which acceleration shall not constitute Good Reason or a termination by Employer without Cause). The termination date under this Section 4.5 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.5. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.5, Employee shall be entitled to the Accrued Obligations; provided, however, that if Employee provides notice of termination without Good Reason within ninety (90) days prior to the second (2nd) anniversary of the Effective Date, then Employee shall be eligible to receive the same payments and benefits, subject to the same conditions, for a termination without Cause as set forth in Section 4.4 hereof.

4.6 Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for Good Reason. If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section 4.6, Employee must, within ninety (90) days after the occurrence of events giving rise to the Good Reason, provide Employer with a written notice describing the Good Reason in reasonable detail. If Employer fails to cure the matter cited within thirty (30) days after the date of Employee’s notice, then this Agreement shall terminate as of the end of such thirty (30) day cure period, provided, however, that Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such thirty (30) day cure period. If Employee’s employment under this Agreement is terminated pursuant to this Section 4.6, then Employee shall be eligible to receive the same payments and benefits, subject to the same conditions, for a termination without Cause as set forth in Section 4.4 hereof.

4.7 Continuation of Benefit Plans. Following any termination that results in the expiration of Employee’s continued benefit plan coverage, Employee and each of Employee’s eligible dependents shall be entitled to elect for continuation of coverage provided pursuant to COBRA.

4.8 Continuing Obligations. The obligations imposed on Employee with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties and regardless of the reason for such termination.

5. Conditions to Severance; Certain Definitions.

5.1 Release. Employer shall provide Employee with a general release in the form attached as Exhibit B (subject to such modifications as Employer may reasonably request) (the “Release”) within seven (7) days after Employee’s termination date. Payments or benefits to which Employee may be entitled pursuant to Section 4 hereof (other than the Accrued Obligations) (the “Severance Amounts”) shall be conditioned upon (i) Employee executing the Release within twenty one (21) days after receiving it from Employer (or such longer period as may be set forth in the Release) and the Release becoming irrevocable upon the expiration of seven (7) days following Employee’s execution of it, (ii) Employee agreeing to submit to a reasonable exit interview if requested by Employer, and (iii) Employee’s compliance with all post-termination obligations to Employer and its subsidiaries and affiliates and surrendering to Employer all proprietary or confidential information and articles belonging to Employer or its subsidiaries or affiliates. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on Employee’s termination date and ends on the date (“Suspension Termination Date”) that is at least forty-five (45) days after Employee’s termination date; provided, however, that this suspension shall not apply, and Employer shall be required to provide, any continued health insurance coverage (or COBRA reimbursement) that would be required under Section 4 hereof during the Suspension Period. If Employee executes the Release and the Release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Section 4 hereof.

5.2 Certain Definitions. As used in this Agreement:

(a) “Average Annual Performance Bonus” shall mean an amount equal to the average of the percentage of the Performance Bonus target achieved by Employee for the three (3) full calendar years prior to the termination date (or such lesser period as Employee may have been employed by Employer), and calculated based on Employee’s Base Salary and Target Bonus in Employee’s current position. For illustration purposes, if Employee earned 40%, 100% and 70% of Employee’s Target Bonus in each of the three full calendar years prior to termination, and Employee’s current Target Bonus was 100% of Base Salary, and Base Salary was $450,000.00, then Employee’s Average Annual Performance Bonus would equal $315,000.00. ((40%+ 100% + 70%) / 3 x 100% x $450,000.00 = $315,000.00).

(b) “Cause” shall mean the occurrence of any of: (i) Employee’s engagement in (A) willful misconduct resulting in material harm to MEDNAX or Employer, or (B) gross negligence; (ii) Employee’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Employer’s assets; (iii) Employee’s willful and continual failure, after written notice from Employee’s Supervisor or the Board to (A) perform substantially Employee’s employment duties consistent with Employee’s position and authority, or (B) follow, consistent with Employee’s position, duties, and authorities, the reasonable lawful mandates of Employee’s Supervisor or the Board; (iv) Employee’s failure or refusal to comply with a reasonable policy, standard or regulation of Employer in any material respect, including but not limited to Employer’s sexual harassment, other unlawful harassment, workplace discrimination or substance abuse policies; or (v) Employee’s breach of Section 8.4 hereof resulting in material harm to MEDNAX or Employer. No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of Employer or MEDNAX or if done at the express direction of the Board.

(c) Subject to the requirements of applicable law, “Disability” shall mean (i) Employee’s inability to perform Employee’s duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional ninety (90) or more days in any one hundred twenty (120) day period.

(d) “Good Reason” shall mean: (i) a decrease in Employee’s Base Salary; (ii) a decrease in Employee’s Target Bonus opportunity; (iii) Employee is assigned any position, duties, responsibilities or compensation that is inconsistent with the position, duties, or responsibilities of Employee contemplated herein as of the Effective Date or compensation of Employee as of the Effective Date, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice; (iv) Employee experiences a material diminution in Employee’s authorities, duties or responsibilities, excluding for this purpose any isolated and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice; (v) Employee is required to report to any person other than the senior most executive officer of MEDNAX, the Board, or a duly constituted committee thereof, or there is a material diminution in the authority, duties or responsibilities of the senior most executive officer of MEDNAX; (vi) the requirement by Employer that Employee be based in any office or location outside of the metropolitan area where Employee resides as of the Effective Date, except for travel reasonably required in the performance of Employee’s duties; (vii) if following a Change in Control (as defined in the 2008 Plan as of the Effective Time), neither the common stock of MEDNAX nor the common equity of its successor, parent, or subsidiary is listed for trading on a national securities exchange, or (viii) any other action or inaction that constitutes a material breach of this Agreement by Employer.

6. Successors; Binding Agreement.

6.1 Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer’s voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section 6.1 shall not limit Employee’s ability to terminate this Agreement in the circumstances described in Section 4.6 hereof.

6.2 Benefit. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate.

7. Conflicts. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

8. Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief.

8.1 No Material Competition. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (1) the use and disclosure of the Confidential Information as described in Section 8.4 hereof; (2) the professional development activities described in Section 1.2 hereof; and (3) the goodwill of Employer, as promoted by Employee as provided in Section 1.2 hereof. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, Employee shall not, at any time during the Restricted Period (as defined below), for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever, if such entity or its affiliates is engaged in, directly or indirectly, “Employer’s Business,” as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee’s responsibilities will include matters affecting the businesses of Employer listed on Exhibit A. For purposes of this Section 8, the “Restricted Period” shall mean the Employment Period plus (i) eighteen (18) months in the event this Agreement is terminated pursuant to Section 4.1 hereof, and (ii) twenty-four (24) months in the event the Agreement is terminated for any other reason.

8.2 No Hire. Employee further agrees that Employee shall not, at any time during the Employment Period and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly employ, or intentionally, knowingly, or willingly permit any company or business directly or indirectly controlled by Employee to (a) employ or otherwise engage (i) any person who is a then current employee or exclusive independent contractor of Employer or one of its affiliates, or (ii) any person who was an employee or exclusive independent contractor of Employer or one of its affiliates in the prior six (6) month period, or (b) take any action that would reasonably be expected to induce an employee or independent contractor of Employer or one of its affiliates to leave his or her employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee).

8.3 Non-Solicitation. Employee further agrees that Employee shall not, at any time during the Employment Period and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly solicit or accept business from or take any action that would reasonably be expected to materially interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates, or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee’s termination (including potential acquisition targets).

8.4 Confidential Information. At all times during the term of this Agreement, Employer shall provide Employee with access to “Confidential Information.” As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer’s medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines; (e) the referral sources of Employer; (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer’s business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee’s knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, provided, in each case, that Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions. Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

Additionally, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency.

Unless disclosure is otherwise required by applicable law or stock exchange rules, Employee agrees that the terms of this Agreement shall be deemed Confidential Information for purposes of this Section. Employee shall keep the terms of this Agreement strictly confidential and will not, without the prior written consent of Employer, disclose the details of this Agreement to any third party in any manner whatsoever in whole or in part, with the exception of Employee’s representatives (such as tax advisors and attorneys) who need to know such information.

Employee agrees that Employee will not at any time, whether during or subsequent to the term of Employee’s employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. The parties agree that any breach by Employee of any term of this Section 8.4 resulting in material harm to MEDNAX or Employer is a material breach of this Agreement and shall constitute “Cause” for the termination of Employee’s employment hereunder pursuant to Section 4.1 hereof. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding.

All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer’s sole property (collectively “Employer Property”). Upon termination or expiration of this Agreement, or earlier upon Employer’s request, Employee shall promptly deliver to Employer all Employer Property, retaining none.

8.5 Ownership of Work Product. Employee agrees and acknowledges that (i) all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer’s Business (collectively, the “Work Product”), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer, Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefore, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer’s successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.

8.6 Clearance Procedure for Proprietary Rights Not Claimed by Employer. In the event that Employee wishes to create or develop, other than on Employer’s time or using Employer’s resources, anything that may be considered Work Product but to which Employee believes Employee should be entitled to the personal benefit of, Employee agrees to follow the clearance procedure set forth in this Section. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer’s Business so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.

8.7 Non-Disparagement. During the Employment Period and for a period of ten (10) years after the termination of this Agreement, Employee will not, directly or indirectly, as an individual or on behalf of a firm, corporation, partnership or other legal entity, intentionally, knowingly, or willingly make any comment that would reasonably be expected to be materially disparaging or negative to any other person or entity regarding Employer or any of its affiliates, agents, attorneys, employees, officers and directors, Employee’s work conditions or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employer, its affiliates, agents, attorneys, employees, officers or directors, orally or in writing.

8.8 Review by Employee. Employee has carefully read and considered the terms and provisions of this Section 8, and having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonably required for the protection of the interests of Employer. In the event that any term or provision set forth in this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the parties hereto agree that such invalid or unenforceable term(s) or provision(s) may be severed from this Agreement without, in any manner, affecting the remaining portions hereof. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section 8, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 8 shall be held to be invalid, overbroad, or unenforceable by an arbitrator or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitrator or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitrator or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

8.9 Survival; Notice of Breach and Right to Cure. If Employer reasonably believes that Employee has breached a provision of this Section 8, Employer shall provide prompt written notice thereof to Employee that explains such reasonably believed breach (the “Alleged Breach”). Employer agrees to work in good faith with Employee to provide Employee a reasonable opportunity to promptly cure such Alleged Breach. In the event that Employee, acting in good faith, promptly takes actions that would reasonably be expected to cure the Alleged Breach, including, with respect to a comment made by Employee that Employer reasonably believes is in breach of Section 8.7 hereof, by Employee retracting such comment, then Employee shall be deemed not to be in breach of this Section 8 with respect to the Alleged Breach. Employer and Employee further agree that Employee shall not be deemed to be in breach of any term of Section 8.4 hereof unless such breach results in material harm to MEDNAX or Employer.

The provisions of this Section 8 shall survive the termination of this Agreement and Employee’s employment with Employer. In the event of a breach of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, Employer retains the right to terminate any continuing payments to Employee provided for in Section 4 hereof. In the event of a breach of any provisions of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such breach commenced and ending when the activities constituting such breach shall have been finally terminated, in each case as finally determined pursuant to Section 11 hereof. The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

9. Tax Matters

9.1 Section 409A

(a) In General. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A.

(b) Six-Month Delay. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, Employer determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s “separation from service” (within the meaning of Section 409A) that would be considered “non-qualified deferred compensation”, such payment shall not be payable and such benefit shall not be provided until the date that is within fifteen (15) days after the end of the six-month period beginning on the date of such “separation from service” or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Employee’s estate following Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c) Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Employer or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) Separation from Service. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service” as defined under Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e) Later Calendar Year. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release or the period in which the Employer can make a severance payment spans two calendar years, any payment or benefit described in this Agreement will not be made or begin until the later calendar year.

9.2 Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 9, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a) Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; (ii) all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order; (iii) all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and (iv) all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

(b) Any determination required under this Section 9 shall be made in writing in good faith by an independent accounting firm selected by Employer (the “Accountants”). Employer and Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. For purposes of making the calculations and determinations required by this Section 9, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Employer and Employee. Employer shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 9.

(c) It is possible that after the determinations and selections made pursuant to this Section 9, Employee will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 9 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 9 (“Underpayment”).

(i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Employee that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Employee shall pay any such Overpayment to Employer together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Employee’s receipt of the Overpayment until the date of repayment.

(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by Employer to or for the benefit of Employee together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Employee until the payment date.

9.3 Tax Withholding. All amounts payable under this Agreement shall be subject to applicable income and employment tax withholding.

10. Dispute Resolution; Injunctive Relief. If any controversy or claim arises out of or relating to this Agreement, or any alleged breach hereof, Employee and Employer shall first try to resolve such controversy or claim through mediation using the services of the American Arbitration Association. If any such controversy or claim cannot be resolved by mediation pursuant to the foregoing, Employee and Employer agree that such controversy or claim shall be finally determined by a single arbitrator, jointly selected by Employee and Employer, provided that if Employee and Employer are unable to agree upon a single arbitrator after reasonable efforts, the arbitrator shall be an impartial arbitrator selected by the American Arbitration Association.

Employer shall bear all costs associated with such mediation and, if necessary, arbitration, including but not limited to all costs of the mediator and arbitrator, and shall reimburse Employee on a monthly basis for Employee’s reasonable legal and other expenses, including all fees, incurred in connection with any such mediation and, if necessary, arbitration, provided, however, that if Employer ultimately prevails in any arbitration (as determined by the arbitrator), the arbitrator shall have the power to require Employee to reimburse Employer for all or a portion of the advanced legal fees and other expenses as determined by the arbitrator (and, if the arbitrator finds that Employer prevailed on certain claims and Employee prevailed on others, the arbitrator shall have the power to require Employee to reimburse Employer for a portion of the advanced legal fees and other expenses determined by the arbitrator based on those claims on which Employer prevailed). The mediation and, if necessary, arbitration proceedings shall be held in Sunrise, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes then in effect. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Any such mediation and, if necessary, arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrator.

Notwithstanding anything herein to the contrary, if Employer or Employee shall require immediate injunctive relief, then the party shall be entitled to seek such relief in any court having jurisdiction, and if the party elects to do so, the other party hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee and Employer hereby waive and agree not to assert, to the fullest extent permitted by applicable law, any claim that (i) they are not subject to the jurisdiction of such courts, (ii) they are immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. In the event that Employer brings suit against Employee seeking injunctive relief, Employer agrees to advance all of Employee’s reasonable legal and other expenses, including all fees, incurred by Employee in connection with such action, provided, however, that if Employer ultimately prevails in seeking injunctive relief, Employee shall reimburse Employer all such advanced legal fees and other expenses.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered by hand, (ii) delivered by electronic mail that is confirmed by non-automated means, or (iii) when delivered or delivery is refused if sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or via reputable overnight courier, addressed as follows:

If to Employer: MEDNAX Services, Inc. 1301 Concord Terrace Sunrise, FL 33323 Attention: Chief Financial Officer Email: marc_richards@mednax.com	If to Employee: Dominic J. Andreano c/o MEDNAX Services, Inc. 1301 Concord Terrace Sunrise, FL 33323 Email: dominic_andreano@mednax.com or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer. This Agreement may be assigned by Employer upon notice to Employee.

14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16. Damages. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement.

17. No Third Party Beneficiary. Except as provided in Section 8.9 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between Employer and Employee.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

EMPLOYER: MEDNAX SERVICES, INC.		EMPLOYEE:

By:	/s/ Mark S. Ordan	By:	/s/ Dominic J. Andreano
Mark S. Ordan Chief Executive Officer			Dominic J. Andreano

MEDNAX, INC.

By:	/s/ Shirley A. Weis
Shirley A. Weis Chair, Compensation Committee

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

BUSINESS OF EMPLOYER

As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as “Employer’s Business”):

(1) Neonatology, including hospital well baby care;

(2) Maternal-Fetal Medicine, including Obstetrical Hospitalist Care;

(3) Pediatric Cardiology;

(4) Pediatric Intensive Care, including Pediatric Hospitalist Care;

(5) Newborn hearing screening services;

(6) Pediatric Surgery;

(7) Pediatric Emergency Medicine; and

(8) Radiology and Teleradiology.

References to Employer’s Business in this Agreement shall include such other medical service lines, practice management services and other businesses in which Employer is engaged during the Employment Period; provided, that to be considered a part of Employer’s Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination date of this Agreement. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer’s subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes.

Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer’s Business.

A. Hospital Services. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer’s Business where such hospitals, hospital systems or universities provide or contract with others to provide some or all of the medical services included in Employer’s Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee’s ability to work for or contract with others to provide services for a hospital, hospital system or university during the Employment Period and during the Restricted Period. Section 8.1 shall not be deemed to restrict Employee’s ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer’s Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer’s Business, Employee may work for such hospital, hospital system or university if Employee has no direct supervisory responsibility for or involvement in the hospital’s, hospital system’s or university’s provision of medical services that are Employer’s Business. For the avoidance of doubt, Employer and Employee agree that if

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Employee becomes the Chief Operating Officer, Chief Legal Officer, General Counsel or Chief Executive Officer of a hospital system or health system, or other executive officer of similar level to the foregoing, that Employee shall not be in breach of the provisions of this Agreement. Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer’s Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph B below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or hospital system.

B. De Minimus Exception. Employer agrees that a medical service line (other than those listed in items (1) through (8) above), practice management service or other business in which Employer is engaged shall not be considered to be a part of Employer’s Business if such medical service line, practice management service or other business constitutes less than three percent (3%) of Employer’s annual revenues.

C. Divested Lines of Service. Employer agrees that any medical service line (including those listed in items (1) through (8) above), practice management, or other business in which Employer is engaged that is divested pursuant to a disposition, sale of assets or equity, or otherwise after the Effective Date shall not be considered to be a part of Employer’s Business effective as of the effective date of such divestiture.

D. Certain Ownership Interests. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, one percent (1%) or less of a publicly-traded entity that has a market capitalization of $1 billion or more; (ii) own, directly or indirectly, five percent (5%) or less of a publicly-traded entity that has a market capitalization of less than $1 billion; or (iii) own, directly or indirectly, less than ten percent (10%) of a privately-held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business or company.

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EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. Dominic J. Andreano (“Employee”), for himself or herself and his or her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 4.[●] of that certain Employment Agreement, dated as of September 27, 2020, by and between Employee and Employer, to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge MEDNAX Services, Inc. (“Employer”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with Employer, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for discrimination, harassment, retaliation, tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that Employer encouraged Employee to consult with an attorney of Employee’s choosing, and through this General Release of Claims encourages Employee to consult with Employee’s attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that Employee understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that Employee may have as of the date hereof. Employee further understands that by signing this General Release of Claims Employee is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 4.[●] of the Employment Agreement, or under any of Employer’s employee benefit plans, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of Employer or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Employer or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of Employer, (vi) any claims that cannot be waived as a matter of law, (vii) any claims Employee may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits, and (viii) any benefits that vested on or prior to the termination date pursuant to a written benefit plan sponsored by Employer and governed by the federal law known as “ERISA”.

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2. Employee represents that Employee has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Employee’s employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that Employee will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”), provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived Employee’s rights under ADEA.

3. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency; however, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, provided that, for purposes of clarity, this limitation on monetary recovery does not apply to whistleblower proceedings before the United States Securities and Exchange Commission.

4. Employee hereby acknowledges that Employer has informed Employee that Employee has up to twenty-one (21) days to sign this General Release of Claims and Employee may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that Employee shall have seven (7) days following the date on which Employee signs this General Release of Claims within which to revoke it by providing a written notice of Employee’s revocation to Employer.

5. Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

6. Employee acknowledges that Employee has read this General Release of Claims, that Employee has been advised that Employee should consult with an attorney before Employee executes this general release of claims, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

7. This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to Employer within seven (7) days after such execution.

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